Exhibit 99.3

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	akapor@sciclone.com

SCICLONE PHARMACEUTICALS ANNOUNCES PRELIMINARY SETTLEMENT OF

STOCKHOLDER DERIVATIVE LITIGATION

Foster City, Calif. – October 12, 2011 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that the California Superior Court for the County of San Mateo has consolidated the derivative lawsuits pending against certain of its current and former directors and officers and against SciClone Pharmaceuticals as a nominal defendant, and that the court has granted preliminary approval of a settlement reached by the parties. The settlement is subject to final approval by the Court and a settlement hearing is currently scheduled for December 6, 2011.

The proposed settlement terms provide for the actions against the defendants to be dismissed with prejudice and for the release of certain known or unknown claims that have been or could have been brought later in court arising out of the same allegations. SciClone has agreed that if the proposed settlement terms are approved, it will adopt certain corporate governance measures, to be in effect for at least three years, and has agreed to the payment of $2.5 million in attorney’s fees to counsel for the plaintiffs, to be paid by SciClone’s insurers under its director and officer liability policy, subject to approval by the Court.

Background

In September 2010, three derivative lawsuits were filed purportedly on behalf of the Company in California Superior Court for the County of San Mateo naming certain of SciClone’s officers and directors as defendants. The derivative lawsuits were consolidated into a single action under the caption In re SciClone Pharmaceuticals, Inc. Shareholder Derivative Litigation, Case No. CIV 499030.

On November 3, 2010, the Chairman of the Company’s Board of Directors received a letter from a lawyer purporting to represent a shareholder of the Company. The letter demanded that the Company’s Board of Directors take action to remedy alleged breaches of fiduciary duties by the Company's directors and certain executive officers related to potential violations of the FCPA. The demand-shareholder subsequently filed a derivative lawsuit, Emanuel v. Blobel, et al., Case No. CIV 507361, that was consolidated into the In the SciClone Pharmaceuticals, Inc. Shareholder Derivative Litigation matter.

The lawsuits were filed and the shareholder demand was made following the announcement by the Company that the United States Securities and Exchange Commission (SEC) and the United States Department of Justice (DOJ) are conducting formal investigations regarding a range of matters including the possibility of violations of the Foreign Corrupt Practices Act (FCPA).

SciClone’s Board of Directors appointed a special committee of independent directors to oversee SciClone’s response to the government inquiries. SciClone’s Special Committee has substantially concluded its investigation and reported its findings and recommendations to the Board of Directors. SciClone announced those findings in May of 2011. The SEC’s and DOJ’s formal investigations are continuing. SciClone has previously announced the dismissal, without prejudice, of certain securities class actions filed against the company and certain of its officers and directors. If the proposed settlement is approved, all pending private litigation regarding these matters will have been settled or dismissed.

Copies of the Stipulation of Settlement and the Preliminary Notice of Proposed Settlement are available on the Company’s website in the Investors & Media section, and in a Form 8-K filed today. For more information on the proposed settlement, please refer to the 8-K and prior documents SciClone has filed with SEC.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), as a vaccine adjuvant, and certain cancers according to the local regulatory approvals. Besides ZADAXIN, SciClone markets nearly 20 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also developing SCV-07 in a phase 2b trial for the delay to onset of oral mucositis in patients with head and neck cancer. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including; the ongoing regulatory investigations and SciClone’s independent investigation; and the uncertainty as to whether the Court will approve the proposed settlement. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, of the various litigations that have or may be filed relating to any of those matters, or of its efforts to cooperate with those investigations; however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi.

Aggrastat is a registered trademark of Merck & Co., Inc.